Exhibit 99.1

Contact:	Charles L. Dunlap, CEO Gregory J. Pound, COO Frederick W. Boutin, CFO 303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES FINANCIAL RESULTS

FOR THE QUARTER ENDED SEPTEMBER 30, 2011

AND

SUBSEQUENT EVENT

November 8, 2011	Immediate Release

Denver, Colorado—TransMontaigne Partners L.P. (NYSE:TLP) today announced its financial results for the three months ended September 30, 2011.

FINANCIAL RESULTS

Distributable cash flow generated during the three months ended September 30, 2011 was $13.1 million and distributions allocable to the period were $10.0 million, resulting in a cushion of approximately $3.1 million or 30.4%.

An overview of the financial performance for the three months ended September 30, 2011, as compared to the three months ended September 30, 2010, includes:

•                  Operating income for the quarter ended September 30, 2011 was $8.6 million compared to $11.3 million for the quarter ended September 30, 2010, principally due to the following:

•                  Revenue was $37.1 million compared to $37.5 million due to decreases in revenue at the Midwest, Brownsville and River terminals of approximately $0.1 million, $2.0 million and $0.5 million, respectively, offset by increases in revenue at the Gulf Coast and Southeast terminals of approximately $0.4 million and $1.8 million, respectively. Approximately $1.7 million of the decrease in the Brownsville revenue is attributable to our contribution of product storage capacity to the Frontera Brownsville LLC (the “Frontera joint venture”) in the second quarter of 2011. Excluding the impact of the formation of the Frontera joint venture, quarterly revenue for the three months ended September 30, 2011 increased across our other overall terminaling and transportation operations by approximately $1.3 million.

•                  Direct operating costs and expenses were $16.5 million compared to $14.8 million due to increases in direct operating costs and expenses at the Gulf Coast, Brownsville, River and Southeast terminals of $0.3 million, $0.1 million, $0.3 million and $0.9 million, respectively. The increase in direct operating costs and expenses is primarily attributable to the timing of repairs and maintenance across our terminaling and transportation facilities.  For the three months ended September 30, 2011, we had repairs and maintenance expenditures of approximately $5.7 million, which is an increase of approximately $1.5 million from the three months ended September 30, 2010. During the quarter ended September 30, 2010, we incurred only 20% of our total repairs and maintenance for 2010.  During 2011, we have attempted to perform our repairs and maintenance more ratably through the year.

•                  An increase in direct general and administrative expenses of approximately $0.4 million.

•                  A decrease in depreciation and amortization expense of approximately $0.1 million.

•                  Equity in net loss from the Frontera Brownsville LLC joint venture of approximately $0.3 million.

•                  Quarterly net earnings decreased to $7.7 million from $10.4 million due principally to the decrease in quarterly operating income discussed above.

•                  Net earnings per limited partner unit—basic decreased to $0.46 per unit from $0.66 per unit.

1670 Broadway • Suite 3100 • Denver, CO 80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  • P. O. Box 5660 • Denver, CO 80217-5660

www.transmontaignepartners.com

•                  The distribution declared per limited partner unit was $0.62 per unit for the three months ended September 30, 2011, as compared to $0.60 per unit for the three months ended September 30, 2010.

Effective as of April 1, 2011, we entered into a joint venture with P.M.I. Services North America Inc. (“PMI”), an indirect subsidiary of Petroleos Mexicanos (“Pemex”), the Mexican state-owned petroleum company, at our Brownsville, Texas terminal. We contributed approximately 1.5 million barrels of light petroleum product storage capacity, as well as related ancillary facilities, to the joint venture, also known as Frontera Brownsville LLC, in exchange for a cash payment of approximately $25.6 million and a 50% ownership interest. PMI acquired a 50% ownership interest in Frontera Brownsville LLC for a cash payment of approximately $25.6 million. We are operating the joint venture assets under an operations and reimbursement agreement executed between us and Frontera Brownsville LLC. We continue to own and operate approximately 1.0 million barrels of tankage in Brownsville independent of the joint venture. We anticipate receiving a cash distribution from the joint venture on a quarterly basis.  The amount of the distribution is dependent on the quarterly operations of the joint venture.  On August 1, 2011, we received a cash distribution of approximately $0.7 million from the joint venture attributable to the three months ended June 30, 2011.

Our terminaling services agreements are structured as either throughput agreements or storage agreements.  Most of our throughput agreements contain provisions that require our customers to throughput a minimum volume of product at our facilities over a stipulated period of time, which results in a fixed amount of revenue to be recognized by us.  Our storage agreements require our customers to make minimum payments based on the volume of storage capacity made available to the customer under the agreement, which results in a fixed amount of revenue to be recognized by us.  We refer to the fixed amount of revenue recognized pursuant to our terminaling services agreements as being “firm commitments.”  Revenue recognized in excess of firm commitments and revenue recognized based solely on the volume of product distributed or injected are referred to as “variable.”  Our revenue was as follows (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Firm Commitments:
Terminaling services fees, net:
External customers	$7,907	$9,155	$24,839	$26,492
Affiliates	20,752	20,694	60,617	62,312
Total firm commitments	28,659	29,849	85,456	88,804
Variable:
Terminaling services fees, net:
External customers	450	1,075	1,991	2,736
Affiliates	(73)	95	(129)	(82)
Total	377	1,170	1,862	2,654
Pipeline transportation fees	1,069	1,174	3,242	3,552
Management fees and reimbursed costs	1,126	527	2,709	1,581
Other	5,854	4,779	19,784	14,844
Total variable	8,426	7,650	27,597	22,631
Total revenue	$37,085	$37,499	$113,053	$111,435

The amount of revenue recognized as “firm commitments” based on the remaining contractual term of the terminaling services agreements that generated “firm commitments” for the nine months ended September 30, 2011 was as follows (in thousands):

At September30, 2011
Remaining terms on terminaling services agreements that generated “firm commitments”:
Less than 1 year remaining	$13,539
1 year or more, but less than 3 years remaining	33,411
3 years or more, but less than 5 years remaining	37,212
5 years or more remaining	1,294
Total firm commitments for the nine months ended September 30, 2011	$85,456

TransMontaigne Partners also released the following statements regarding its current liquidity and capital resources:

•                  Our primary liquidity needs are to fund our working capital requirements and distributions to unitholders, approved capital projects and approved future expansion, development and acquisition opportunities. We believe that we will be able to generate sufficient cash from operations in the future to fund our working capital requirements and our distributions to unitholders. We expect to initially fund our approved capital projects and our approved future expansion, development and acquisition opportunities with additional borrowings under our amended and restated senior secured credit facility. After initially funding expenditures for approved capital projects and approved future expansion, development and acquisition opportunities with borrowings under our amended and restated senior secured credit facility, we may raise funds through additional equity offerings and debt financing, which may include the issuance of senior unsecured notes.  The proceeds of such equity offerings and debt financings may then be used to reduce our outstanding borrowings under our amended and restated senior secured credit facility.

•                  We funded our March 1, 2011 Pensacola terminal purchase with additional borrowings under our senior secured credit facility.

•                  We entered into our amended and restated senior secured credit facility on March 9, 2011, which provides for a maximum borrowing line of credit equal to $250 million.  At our request, subject to the approval of the administrative agent and the receipt of additional commitments from one or more lenders, the maximum borrowings under the amended and restated senior secured credit facility can be increased by up to an additional $100 million.  The amended and restated senior secured credit facility expires on March 9, 2016.  At September 30, 2011, our outstanding borrowings were $120 million.

•                  We used the $25.6 million in cash proceeds, received in April 2011 from the Frontera Brownsville LLC joint venture, to pay down outstanding borrowings under our amended and restated senior secured credit facility.

•                  Management and the board of directors of our general partner have approved expansion capital projects with estimated completion dates that extend through June 30, 2012.  At September 30, 2011, the remaining capital expenditures to complete the approved expansion capital projects are estimated to range from $21 million to $24 million.  We expect to fund our expansion capital expenditures with additional borrowings under our amended and restated senior secured credit facility.

Attachment A contains additional selected financial information and results of operations and Attachment B contains a computation of our distributable cash flow.

SUBSEQUENT EVENTS

On October 18, 2011, we sold a 50% interest in the BOSTCO project to a subsidiary of Kinder Morgan Energy Partners, L.P., or Kinder Morgan.  The BOSTCO project intends to design and develop a 6.5 million barrel black oil storage terminal on the Houston Ship Channel.  In October 2011, Morgan Stanley, which indirectly controls our general partner, informed us that it would not, for the foreseeable future, approve our continued participation in the BOSTCO project at such time as the Phase I construction is commenced.  As a result, it is likely that we may sell our 50% interest in the BOSTCO project to Kinder Morgan in accordance with the provisions of our agreement with Kinder Morgan before the Phase I construction begins.  Pursuant to the provisions of our agreement with Kinder Morgan, if we sell our 50% interest to Kinder Morgan, we will receive an option to purchase 50% of Kinder Morgan’s interest in the BOSTCO project at any time before the first anniversary of the date we sell our remaining interest to Kinder Morgan.  We are currently unable to predict whether we will be able to exercise this purchase option.

Morgan Stanley has recently informed us that for the foreseeable future, it does not expect to approve any significant acquisition or investment that we may propose.  Morgan Stanley informed us that its determination with respect to the BOSTCO project was the product of the same factors as led to Morgan Stanley’s decision not to approve any significant acquisition or investment that we may propose.  Morgan Stanley’s decision is the result of the uncertain regulatory environment relating to Morgan Stanley’s status as a financial holding company subject to the Bank Holding Company Act, and consolidated supervision by the Federal Reserve.  As we previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2010 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, the Dodd-Frank Wall Street Reform and Consumer Protection Act (including the proposed Volcker Rule issued in October 2011) are part of a trend to increase regulatory supervision of the financial industry.  We anticipate that Morgan Stanley’s decision will significantly constrain our ability to grow our business as we have previously disclosed we were seeking to do.

For further information, please refer to TransMontaigne Partners’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.

On November 7, 2011, Morgan Stanley Capital Group extended its minimum throughput commitment at our Mt. Vernon, Missouri and Rogers, Arkansas terminals from May 31, 2012 to May 31, 2014.    As a result of this extension, Morgan Stanley Capital Group agreed to throughput a volume of refined product that will result in minimum throughput payments to us of approximately $2.5 million for each contract year, plus additional revenue based on the volume of product shipped on the Razorback pipeline.

CONFERENCE CALL

TransMontaigne Partners L.P. previously announced that it has scheduled a conference call for Tuesday, November 8, 2011 at 11:00 a.m. (ET) regarding the above information. Analysts, investors and other interested parties are invited to listen to management’s presentation of the Company’s results and supplemental financial information by accessing the call as follows:

(800) 288-8960

Ask for:

TransMontaigne Partners

A playback of the conference call will be available from 1:00 p.m. (ET) on Tuesday, November 8, 2011 until 11:59 p.m. (ET) on Tuesday, November 15, 2011 by calling:

USA:  (800) 475-6701

International:  (320) 365-3844

Access Code:  222456

ATTACHMENT A

SELECTED FINANCIAL INFORMATION AND RESULTS OF OPERATIONS

The following selected financial information is extracted from the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2011, which was filed on November 8, 2011 with the Securities and Exchange Commission (in thousands, except per unit amounts):

	Three Months Ended
	September 30, 2011	September 30, 2010
Income Statement Data
Revenue	$37,085	$37,499
Direct operating costs and expenses	(16,490)	(14,838)
Direct general and administrative expenses	(1,060)	(622)
Operating income	8,625	11,346
Net earnings	7,666	10,369
Net earnings allocable to limited partners	6,659	9,585
Net earnings per limited partner unit—basic	$0.46	$0.66

	September 30, 2011	December 31, 2010
Balance Sheet Data
Property, plant and equipment, net	$431,301	$452,402
Goodwill	8,725	16,232
Total assets	516,544	514,306
Long-term debt	120,000	122,000
Partners’ equity	351,437	344,816

Selected results of operations data for each of the quarters in the years ended December 31, 2011 and 2010 are summarized below (in thousands):

	Three months ended				Year ending
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	December 31, 2011
Revenue	$39,136	$36,832	$37,085	$—	$113,053
Direct operating costs and expenses	(14,577)	(17,636)	(16,490)	—	(48,703)
Direct general and administrative expenses	(1,365)	(815)	(1,060)	—	(3,240)
Allocated general and administrative expenses	(2,616)	(2,617)	(2,616)	—	(7,849)
Allocated insurance expense	(823)	(822)	(823)	—	(2,468)
Reimbursement of bonus awards	(313)	(312)	(313)	—	(938)
Depreciation and amortization	(7,138)	(6,722)	(6,873)	—	(20,733)
Gain on disposition of assets	—	9,576	—	—	9,576
Equity in earnings (loss) of joint venture	—	233	(285)	—	(52)
Operating income	12,304	17,717	8,625	—	38,646
Other expense, net	(978)	(689)	(959)	—	(2,626)
Net earnings	$11,326	$17,028	$7,666	$—	$36,020

	Three months ended				Year ending
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	December 31, 2010
Revenue	$37,154	$36,782	$37,499	$39,464	$150,899
Direct operating costs and expenses	(14,568)	(14,529)	(14,838)	(20,761)	(64,696)
Direct general and administrative expenses	(1,031)	(543)	(622)	(963)	(3,159)
Allocated general and administrative expenses	(2,578)	(2,578)	(2,578)	(2,577)	(10,311)
Allocated insurance expense	(796)	(796)	(796)	(797)	(3,185)
Reimbursement of bonus awards	(313)	(313)	(313)	(311)	(1,250)
Depreciation and amortization	(6,864)	(6,962)	(7,006)	(7,037)	(27,869)
Loss on disposition of assets	—	—	—	(765)	(765)
Impairment of goodwill	—	—	—	(8,465)	(8,465)
Operating income (loss)	11,004	11,061	11,346	(2,212)	31,199
Other expense, net	(1,530)	(877)	(977)	(573)	(3,957)
Net earnings (loss)	$9,474	$10,184	$10,369	$(2,785)	$27,242

ATTACHMENT B

DISTRIBUTABLE CASH FLOW

The following summarizes our distributable cash flow for the periods indicated (in thousands):

	July 1, 2011 through September 30, 2011	January 1, 2011 through September 30, 2011

Net earnings	$7,666	$36,020
Depreciation and amortization	6,873	20,733
Amounts due under long-term terminaling services agreements, net	(119)	(414)
Amortization of deferred revenue—projects	(1,134)	(3,372)
Payments received upon completion of projects	—	2,513
Payments received upon completion of projects, (reserve)/reversal	525	(950)
Unrealized gain on derivative instrument	—	(1,250)
Deferred equity-based compensation	107	312
Distributions paid to holders of restricted phantom units	38	(19)
Cash paid for purchase of common units	(308)	(475)
Gain on disposition of assets	—	(9,576)
Equity in loss of joint venture	285	52
Distributions received from joint venture	657	657
Maintenance capital expenditures	(1,527)	(4,749)
“Distributable cash flow” generated during the period	$13,063	$39,482

Actual distribution for the period on all common units and the general partner interest including incentive distribution rights	$10,017	$29,762

Distributable cash flow is not a computation based upon generally accepted accounting principles.  The amounts included in the computation of our distributable cash flow are derived from amounts separately presented in our consolidated financial statements, notes thereto and Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the three months ended September 30, 2011, which was filed on November 8, 2011 with the Securities and Exchange Commission.   Distributable cash flow should not be considered in isolation or as an alternative to net earnings or operating income, as an indication of our operating performance, or as an alternative to cash flows from operating activities as a measure of liquidity.  Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used to compare partnership performance.   We believe that this measure provides investors an enhanced perspective of the operating performance of our assets, the cash we are generating and our ability to make distributions to our unitholders and our general partner.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations primarily in the United States along the Gulf Coast, in the Midwest, in Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2010 and the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, filed with the Securities and Exchange Commission on March 10, 2011 and November 8, 2011, respectively.

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